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                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement"), is between WEBERG ENTERPRISES, INCORPORATED, a Delaware corporation ("Seller"); John P. Weberg, an individual (the "Shareholder") and RHODES, INC. a Georgia corporation ("Buyer"). For reference this Agreement is dated October 2, 1995.

                                   RECITALS:

         Seller owns and operates retail furniture stores, warehouses and distribution centers, and regional offices in Colorado, Texas and Illinois, and its corporate departments identified by Seller as its Purchasing Department and Operations Department (the "Business") at locations set forth in Attachment 1 ("Property Locations"); and,

         Seller desires to sell certain assets associated with the operation of these Business, and Buyer desires to purchase such assets (the "Property");

NOW THEREFORE, in consideration of these premises and the respective terms, covenants, and conditions contained herein, the parties agree as follows:

1        PURCHASE AND SALE. Subject to the terms and conditions of this
Agreement, Buyer hereby agrees to purchase, and Seller hereby agrees to sell, on the Closing Date, the following Property:

         1.1 INCLUDED ASSETS. The Property to be purchased and sold shall consist of the following described assets of Seller related to and in any way used in the operation of the Property at the Property Locations ("Included Assets"):

                 (a)      all of Seller's merchandise inventory ("Inventory");

                 (b) all of Seller's leasehold improvements ("Leasehold Improvements");

                 (c) all of Seller's computer equipment but not including the GERS Data General computer ("Computer Equipment");

                 (d)      all of Seller's office equipment ("Office Equipment");

                 (e)      all of Seller's warehouse equipment ("Warehouse
                          Equipment");


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                 (f)      all of Seller's vehicles ("Vehicles");

                 (g) all of Sellers prepaid expenses and deposits ("Prepaid Expenses");

                 (h) all cash on hand ("Cash on Hand") in each store location;

                 (i) all sales written prior to Closing Date but to be delivered and booked after Closing Date ("Undelivered Sales");

                 (j) copies of all business records ("Business Records") relating to the Included Assets as may be requested by Buyer: Both parties will cooperate to the fullest extent in sharing historical financial and other business records of the Business according to the needs of each party;

                 (k) customer lists, goodwill, slogans, logos, trademarks, service marks, tradenames (including without limitation the tradename "Weberg's" either alone or in combinations with one or more other words in connection with the retail home furnishings or furniture business) and computer software (excluding software for the GERS Date General computer) used or held for use in the operation of the Business and the covenant not to compete of Seller and the Shareholder described in Section 9.5 ("Intangible Assets"). Use of the name "Weberg" by Shareholder, by Shareholder d/b/a Weberg Properties, and by Seller in its corporate name as permitted pursuant to Section 9.5, is excluded. Rights to Seller's computer software shall be conveyed on a non-exclusive basis;

                 (l) all of Seller's rights in all of the leases, contracts and other agreements to be assumed by Buyer pursuant to Section 4 hereof; and

                 (m) all transferable licenses, permits, registrations and authorizations issued by any governmental authority that are used in or necessary for the lawful operation of the Business as currently operated by Seller.

         1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Assets shall not include any of the following ("Excluded Assets"):


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                 (a)      all cash or cash equivalents in transit or in bank
                          accounts;

                 (b) any tax refunds arising from taxes that accrued during any period prior to the Closing Date;

                 (c) insurance policies, including any premium refunds in respect to such policies and claims covered by such policies arising prior to the Closing Date;

                 (d) that contract with GERS Retail Systems dated June 30, 1995 and referred to in Section 6.2 below, and all hardware and software associated therewith;

                 (e)      intangible assets not specifically included in
                          Section 1.1;

                 (f)      all accounts receivable of Seller; and

                 (g)      all land and building owned by Seller.

2        PURCHASE PRICE AND TERMS.

         2.1 PURCHASE PRICE. The purchase price to be paid by Buyer to Seller for the Included Assets (the "Purchase Price") is the total of the following:

                 (a) For Inventory, the Book Value (landed cost). For reference, Seller's book value as of August 31, 1995 was $22,967,439.

                 (b) For Leasehold Improvements, the Book Value (depreciated cost) plus $350,000 representing the depreciated value of the cantilever warehouse racks now installed in the San Antonio Distribution Center but not now included in the book value for leasehold improvements. For reference, Seller's book value as of August 31, 1995 was $4,858,050.

                 (c) For Computer Equipment, the Book Value (depreciated cost). For reference, Seller's book value as of August 31, 1995 was $270,496.

                 (d) For Office Equipment, the Book Value (depreciated cost). For reference, Seller's book value as of August 31, 1995 was $99,523.

                 (e) For Warehouse Equipment, the Book Value (depreciated cost). For reference, Seller's book value as of August 31, 1995 was $368,592.



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                 (f)      For Vehicles, the Book Value (depreciated cost). For
                          reference, Seller's book value as of August 31, 1995 was $123,007.

                 (g) For Prepaid Expenses, the Book Value. For reference, Seller's book value as of August 31, 1995 was $374,205.

                 (h) For Cash on Hand, the Book Value. For reference, Seller's book value as of August 31, 1995 was $22,958.

                 (i) For Undelivered Sales, 30% of the book value (selling price) of Seller's Undelivered Sales as of October 31, 1995, less Customer Deposits as shown on the October 31, 1995 Interim Balance Sheet. For reference, Seller's book value of Undelivered Sales as of August 31, 1995 was $4,967,486. 30% of this total would have been $1,490,246. For reference, Seller's book value of Customer Deposits as of August 31, 1995 was $1,392,766. The net owed to Seller by Buyer as of August 31, 1995 would therefore have been $97,480.

                 (j) For Business Records and customer lists, the sum of $1,000,000.

         For purposes of this Agreement "Book Value" shall mean the value shown on the October 31, 1995 Interim Balance Sheet.

         2.2 ESTIMATED PURCHASE PRICE. The estimated purchase price to be paid by Buyer to Seller for the Included Assets at Closing (the "Estimated Purchase Price") is the total of the following:

                 (a) For Inventory, the book value (landed cost) shown on the September 30, 1995 Interim Balance Sheet.

                 (b) For Leasehold Improvements, the book value (depreciated cost) shown on the September 30, 1995 Interim Balance Sheet, plus $350,000 representing the depreciated value of the cantilever warehouse racks now installed in the San Antonio Distribution Center but not now included in the book value for leasehold improvements.

                 (c) For Computer Equipment, the book value (depreciated cost) shown on the September 30, 1995 Interim Balance Sheet.




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                 (d)      For Office Equipment, the book value (depreciated
                          cost) shown on the September 30, 1995 Interim Balance Sheet.

                 (e) For Warehouse Equipment, the book value (depreciated cost) shown on the September 30, 1995 Interim Balance Sheet.

                 (f) For Vehicles, the book value (depreciated cost) shown on the September 30, 1995 Interim Balance Sheet.

                 (g) For Prepaid Expenses, the book value shown on the September 30, 1995 Interim Balance Sheet.

                 (h) For Cash on Hand, the book value shown on the September 30, 1995 Interim Balance Sheet.

                 (i) For Undelivered Sales, 30% of the book value (selling price) of Seller's Undelivered Sales as of September 30, 1995, less Customer Deposits as shown on the September 30, 1995 Interim Balance Sheet.

                 (j) For Business Records and Intangible Assets, the sum of $1,000,000.

         2.3 EARNEST MONEY AND PAYMENT OF ESTIMATED PURCHASE PRICE AND PURCHASE PRICE. As non-refundable Earnest Money, Buyer has paid concurrently with the execution of this Agreement the sum of Three Hundred Thousand and No/100 Dollars ($300,000.00). Earnest money paid shall be credited against the Estimated Purchase Price at Closing. The Estimated Purchase Price, as determined pursuant to this Section 2.1 and 2.2 of this Article 2 and Section
11.4 of Article 11 below, shall be paid by wire transfer into Seller's bank at Closing. Seller's wire transfer instructions are attached as Schedule 2.3.

3.       REAL PROPERTY LEASES.

         3.1 THIRD PARTY LEASES. All leases of properties in which the Business is conducted not owned by John P. Weberg or Seller shall be assumed by Buyer in accordance with their terms. All such third party leases are set forth on Schedule 3.1.

         3.2 WEBERG LEASES. The properties owned by John P. Weberg or Seller in which the Business is conducted shall be leased to Buyer by execution of original lease documents for each such property in the form attached on
Schedule 3.2.1, for the rent and terms set forth on Schedule 3.2.2.


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4        LEASES AND CONTRACTS.

         4.1 LEASES, CONTRACTS AND OBLIGATIONS TO BE ASSUMED. Buyer shall assume and agree to perform the following contracts only:

                 4.1.1    All leases provided to be assumed in Section 3.

                 4.1.2 All contracts and agreements affecting the operation of the stores, the warehouses, the distribution centers and the corporate purchasing and operations departments in which the Business is conducted. A
Schedule 4.1.2 is attached listing the material contracts and agreements.

         4.2 CONTRACTS AND OBLIGATIONS NOT ASSUMED. Buyer expressly does not assume the GERS Retail Systems agreements which Seller has entered into or any other liabilities or obligations of Seller other than those listed in
Section 4.1.

5        CLOSE OF BUSINESS AND EMPLOYEES. Seller will cease retail business operations at the business locations of the Property immediately following the close of business on the Closing Date. Seller will terminate all of its employees at the business locations of the Property effective immediately following cessation of retail business operations on the Closing Date. Buyer will hire on the day following Closing Date each prior employee of Seller at the business locations of the Property who shall seek such employment. Compensation at the rate in effect on Closing Date shall be continued uninterrupted for such employees and such employees shall be entitled to participate in employee benefit programs offered from time to time by Buyer to its employees generally pursuant to Buyer's standard procedures for employee participation in such programs; provided, however, that such employees shall be eligible to participate in Buyer's group health and life program without a waiting period and such employees shall retain all vacation days, to a maximum of fifteen (15) work days, accrued but not used while working for Seller. Attached as Schedule 5 is a list of those corporate employees who are expected to be retained by Seller as Seller's employees following closing.

6        REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER.
Seller and the Shareholder represent and warrant to the Buyer:

         6.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware. Except as set forth in Section 6.6 below, Seller has all requisite corporate power and authority to carry on its business as it is presently being conducted and to own or lease the Property and Included Assets, and is duly qualified and in good standing in every state of the United States in which the conduct



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of its business or the ownership of the Included Assets requires it to be so qualified.

         6.2 AUTHORIZATION: ENFORCEABLE OBLIGATIONS. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement except as set forth in 6.6 below. On or before the Closing Date, Seller shall have, by proper corporate proceedings, duly authorized the execution, delivery and performance of this Agreement and the consummation of all transactions called for herein. This Agreement has been duly executed by seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency or other laws affecting creditor's rights.

         6.3 NO THIRD PARTY OPTIONS. Except as set forth in 6.6 below, there are no existing agreements, options, commitments or rights with, of, or to any person to acquire any of the Property or any interest therein, except for those agreements entered into in the normal course of business consistent with past practice for the sale of Inventory of Seller.

         6.4 TITLE TO PROPERTIES. Except as set forth in 6.6 below, the Seller has good and marketable title to the Property, subject to no mortgage, deed of trust, security interest, pledge, lien, conditional sales agreement, encumbrance or charge, except for those matters explicitly disclosed in this Agreement including the obligations to be assumed by Buyer. If a mortgage, deed of trust, security interest, pledge, lien, conditional sales agreements, encumbrance or charge does exist that relates to the Property, Seller shall cause it to be fully discharged and released prior to the Closing Date.

         6.5 LITIGATION. There is no litigation or proceeding (at law or in equity or before any court, arbitrator or governmental authority or body) pending or, to the best of Seller's knowledge, threatened against Seller which relates to the Property or the transactions contemplated by this Agreement or the result of which could adversely affect the Property or the transactions contemplated by this Agreement, except a Workman's Compensation claim fully insured, entitled Dyer v. Weberg Enterprises, Inc.

         6.6 NO VIOLATION. The execution, delivery and performance of the Agreement by Seller, and the consummation of the transactions contemplated by this Agreement, will not violate or result in a breach of or constitute a default under or require the consent of any other person under any provision of any charter, bylaw, contract, lien, instrument, order, judgment, decree, ordinance, regulation, law or any other restriction of any kind to which the


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Included Assets, Property or Seller are subject or by which Seller is bound except for restrictions in the mortgage loan on the Denver Distribution Center, the equipment loan on the warehouse racks installed in the Denver Distribution Center, and provisions of the Weberg operating loan from First Interstate Bank, each of which will be removed before Closing.

         6.7 EMINENT DOMAIN. Seller has not received any notice, written or oral, and has no knowledge of any eminent domain or condemnation proceeding regarding any of the Property.

         6.8 LABOR MATTERS. Seller is not a party to any collective bargaining agreements, nor is there any collective bargaining agreement currently being negotiated by Seller, and there is no labor strike, dispute, slowdown, stoppage, solicitation or union certification cards or union certification petition actually pending or threatened against or involving Seller with respect to Seller's employees employed at the Property.

         6.9 CONDITION OF THE INCLUDED ASSETS. The Included Assets are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Except for items in need of repair, to the extent of that needed repair, the Inventory consists of items of a quality and quantity readily usable or readily salable, in the normal course of business, at prices at least equal to the values at which such items are reflected on the books of Seller, and are valued so as to reflect the normal valuation policy of Seller in accordance with GAAP but without conversion to LIFO or provision for uniform capitalization costs. The Included Assets constitute all of the assets necessary to operate the Business in substantially the same manner as operated by Seller prior to the date hereof.

         6.10 FINANCIAL INFORMATION. (a) Attached hereto as Schedule 6.10 is a true, correct and complete copy of Seller's audited financial statements as of and for the year ended December 31, 1994, and an unaudited interim balance sheet as of August 31, 1995 (collectively, the "Financial Statements"). The Financial Statements are complete, have been prepared in accordance with GAAP, fairly present the financial condition of Seller as of the dates thereof and results of operation for the periods presented thereby, and disclose all liabilities of Seller, whether absolute, contingent, accrued or otherwise, existing as of the dates thereof which are of a nature required to be reflected in financial statements prepared in accordance with GAAP. Seller has no liability or obligation related to the Included Assets or the Business (whether accrued, absolute, contingent or otherwise) except for (i) the liabilities and obligations of Seller which are disclosed or reserved against in the Financial Statements, to the extent and in the amounts so disclosed or reserved against, and



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(ii) the liabilities incurred or accrued in the ordinary course of the Business since August 31, 1995, and which do not, either individually or in the aggregate, have a materially adverse effect on the Included Assets or the Business.

                 (b) Seller will prepare unaudited interim balance sheets as of September 30, 1995 (the "September 30, 1995 Interim Balance Sheet") and as of October 31, 1995 (the "October 31, 1995 Interim Balance Sheet;" and collectively with the September 30, 1995 Interim Balance Sheet, the "Interim Balance Sheets"). The Interim Balance Sheets will be complete, will be prepared in accordance with and consistent with GAAP (but without conversion to LIFO or provision for uniform capitalization costs) and Seller's normal accounting methods as used for the balance sheets for August 31, 1995 attached to this Agreement as Attachment 2, and will fairly present the financial condition of Seller as of the dates thereof.

         6.11 PERMITS AND LICENSES. Seller holds, and is in compliance with all material respects with, all licenses, permits, registrations and authorizations necessary or required for the conduct of the Business.

         6.12 CONSENTS AND APPROVALS. Except as set forth in Schedule 6.12 attached hereto, no consent or approval is required by virtue of the execution hereof or the consummation of any of the transactions contemplated herein to avoid the violation or breach of, or the default under, or the creation of a lien on the Assets pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, contract, mortgage, note, license or any other instrument to which Seller is a party or to which it or the Included Assets is subject.

         6.13 LIMITATIONS. No representation or warranty of Seller shall be and remain in effect beyond December 31, 2000.

7        COVENANTS OF SELLER. The Seller agrees that, subsequent to the date of this Agreement and pending the Closing Date:

         7.1 NEGATIVE COVENANTS AS TO FUTURE OPERATIONS. Seller will not, unless provided for in this Agreement or written approval by Buyer being first obtained:

                 (a) sell, assign, lease or otherwise transfer or dispose of any of the Included Assets sold or leased under this Agreement except Seller may sell, the Inventory in the ordinary course of business.

                 (b) enter into any contract or commitment or agree to incur any liability or indebtedness except in the ordinary course of the business consistent with


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                 past practice including orders for purchase of Inventory and customer special orders; or

         (c) implement any change in its policies or practices with respect to credit approval, collections or other operations.

         7.2     AFFIRMATIVE COVENANTS AS TO THE FUTURE OPERATIONS.
Seller will:

         (a) give Buyer and its representative full access, during normal business hours, to the Property, furnish all information as Buyer may reasonably request concerning Seller's operations at the Property, specifically to include all lease agreements in effect that involve any of the Property;

         (b) disclose to Buyer any information contained in its representations and warranties set forth in this Agreement which because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date;

         (c) use its best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true as though such representation and warranties were made on and as of this date hereof and use its best efforts to cause all of the conditions of its obligations to Buyer under this Agreement to be satisfied on or prior to the Closing Date;

         (d) Seller shall conduct its business in all respects in the ordinary course of business consistent with prior practice;

         (e) Seller shall provide Buyer with access to its independent accountants and its financial records and accounting papers to enable Purchaser to cause such accountants to prepare any audited financial statements deemed by Buyer to be necessary to file with the Securities and Exchange Commission (the "SEC") pursuant to the rules and regulations promulgated by the SEC. All costs and expenses associated with this paragraph and with filings made with the SEC shall be paid by Buyer.





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         (f)     Seller shall cooperate with Purchaser to obtain the
                 consents necessary for the transfer of the Included Assets, to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and otherwise to consummate the transactions contemplated hereby, and shall use its best effort to cause each of the conditions to Closing set forth in Section 11 below to be satisfied at the earliest practicable date. All costs and expenses associated with filings made pursuant to the HSR Act shall be paid one-half by Buyer and one-half by Seller.

8        REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

         8.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, existing and in good standing under the laws of Georgia. At Closing Date Buyer shall be duly qualified to do business and shall be in good standing as a foreign corporation in Colorado, Texas and Illinois.

         8.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Buyer has the corporate power, authority and legal right to execute, deliver and perform this Agreement. This Agreement has been duly executed by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited or otherwise affected by applicable bankruptcy, insolvency or other laws affecting creditors' rights generally.

         8.3     ASSETS ACCEPTED ONLY IN ACCORDANCE WITH REPRESENTATIONS.
Buyer shall accept the Property in the condition represented by Seller in this Agreement. Seller makes no representations with respect to the condition of the Property except as explicitly made in this Agreement.

9        CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.  Buyer's obligation to purchase the Included Assets is subject to the fulfillment prior to or on the Closing Date of each of the following conditions:

         9.1 CONVEYANCE AND TRANSFER. Seller shall deliver to Buyer such bills of sale, leases, endorsements, assignments and other good and sufficient evidence of conveyance and transfer as in the opinion of Buyer's counsel shall be effective to vest in Buyer good





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and marketable title to the Included Assets.

         9.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of Seller contained in this Agreement shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time and Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date. Seller shall have furnished to Buyer a certificate dated the Closing Dated signed by a duly authorized officer of Seller stating that all of Seller's representations and warranties contained in this Agreement remain in all respects true and correct as of the Closing Date and that Seller has performed and complied with in all respects all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         9.3 NO ADVERSE CHANGE. There shall have been no material adverse change in the Included Assets except Inventory fluctuations in the normal course of business or in the financial condition, operation or prospects of the Business since August 31, 1995.

         9.4 CONSENTS. All consents, waivers and approvals required from third parties or governmental authorities required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, including without limitation the expiration or termination of the applicable waiting period under the HSR Act.

         9.5 COVENANT NOT TO COMPETE. Buyer shall have received from Seller and the Shareholder a covenant not to compete in a form reasonably satisfactory to Buyer. The covenant not to compete shall be limited to competition in the retail furniture business in the States of Colorado, Texas, and Illinois, and shall be for a period of five (5) years, but shall not prohibit Seller or Shareholder from participating in the higher priced furniture lines business under a name other than one containing the word "Weberg."

10       INDEMNIFICATION BY SELLER AND THE SHAREHOLDER. On and after the
Closing Date, Seller and the Shareholder, jointly and severally, shall indemnify and hold Buyer harmless against, defend and shall reimburse Buyer on demand for any payment, including attorney fees, made by Buyer at any time after the Closing Date in respect of: (i) any claim for brokerage or other commissions arising from acts of Seller relating to this Agreement or to the transactions contemplated hereby, (ii) any material inaccuracy in, or the material breach of, any representation or warranty made by Seller herein or in any Schedule or Exhibit hereto or in any other document or agreement executed and delivered to Buyer pursuant





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hereto, (iii) any material failure of Seller to perform or observe any term, provision, covenant or agreement hereunder on the part of Seller to be performed or observed, (iv) the operation of the Business or use of the Included Assets prior to the Closing, and (v) any liability, debt or obligation relating in any way to the Included Assets, Property or operations or Seller which is not specifically assumed by Buyer pursuant to this Agreement.

11       CLOSING. The closing of the sale and purchase of the Property (the
"Closing") shall take place at the law office of Anderson, Dude, Pifher & Lebel, P.C., 104 South Cascade Ave., Suite 204, Colorado Springs, Colorado, at 9:00 MDT on October 31, 1995 (the "Closing Date") or at such other time and place as the parties shall determine.

         11.1 BUYER OBLIGATIONS. At the Closing, the Buyer shall deliver to Seller the Estimated Purchase Price by wire transfer to Seller's bank.

         11.2 SELLER OBLIGATIONS. At the Closing, Seller shall deliver to the Buyer:

                 (a) Bill of sale to all personalty constituting the Property except vehicles, sufficient to vest all of Seller's interest in the Included Assets to the Buyer.

                 (b) Certificates of title properly endorsed for all motor vehicles to be transferred.

                 (c) Assignments of all contracts to be assigned as part of the Property.

                 (d) Leases and assignments of leases sufficient to constitute Buyer as tenant of each of the leases provided for in Section 3 above.

         11.3 TAXES AND PRORATIONS. Buyer and Seller shall each pay fifty percent (50%) of any and all sales and transfer taxes payable in connection with this Agreement. Seller and Buyer shall prorate as of the Closing Date all property taxes, including real property taxes, and business personal property taxes and special assessment installments on the Included Assets due and payable for 1995, if known, otherwise the said amount shall be determined on the real estate taxes and special assessment installments of the preceding year. At Closing the parties shall prorate rents, and common area assessments and charges.





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         11.4    ADJUSTMENTS RELATING TO CONDUCT OF BUSINESS. Sales which shall have been written by Seller prior to Closing Date but which shall not have been delivered to the customer shall be adjusted at Closing as follows:

         11.4.1 Buyer shall pay to Seller at Closing the estimated costs and profits from sales which were written but not delivered prior to Closing Date calculated to be 30% of each such written but undelivered sale.

         11.4.2 Seller shall pay to Buyer at Closing the amount of all customer deposits held pending delivery of sales written but not delivered prior to closing date.

         11.5 POST CLOSING ADJUSTMENTS. On or before November 30, 1995 a calculation shall be completed by the parties calculating the difference between the Estimated Purchase Price paid at Closing based upon the September 30, 1995 Interim Balance Sheet and the Purchase Price. To the extent the parties are in agreement with respect to Post Closing Adjustments, on or before November 30, 1995, Seller shall pay to Buyer, or Buyer shall refund to Seller the net difference between the actual Purchase Price and the Estimated Purchase Price.

         11.5.1 In the event of a disagreement between the parties with respect to the September 31, 1995 Interim Balance Sheet, October 31, 1995 Interim Balance Sheet or the difference between the Estimated Purchase Price and the Purchase Price or the Property purchased which cannot be resolved by the parties prior to December 31, 1995, the parties hereto shall jointly select a nationally recognized accounting firm to resolve such disputed items and the decision of such firm shall be final and binding on the parties hereto. All fees and expenses of the accounting firm selected pursuant to the provisions of this Section 11.5.1, shall be paid one-half by Seller and one-half by Buyer. On or before January 31, 1996, or on such later date as the accountant may finally resolve any dispute between the parties, Seller shall pay to Buyer, or Buyer shall refund to Seller, as the case may be, an amount equal to the amount determined by such firm. Such payment shall be made by wire transfer to the appropriate party pursuant to wire transfer instructions provided by such party.

12       GENERAL PROVISIONS.

         12.1 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any certificate or other instrument delivered by or on behalf of either party pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder and shall survive the Closing. Notwithstanding the above, no party will be entitled to rely on any certificate or other instrument, or the statements therein unless it is attached to the Agreement at the time of Closing.

         12.2 PARTIES IN INTEREST. All the terms and provision of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successor and assigns of Buyer and Seller.

         12.3 LAW TO GOVERN. This Agreement is being made in Colorado and shall be construed and enforced in accordance with the laws of Colorado.

         12.4 NOTICES. All notices, requests, demands, waivers, consents, approvals or other communication which are required or permitted hereunder shall be in writing and shall be deemed to have been made when delivered personally or by certified mail or by Federal Express to the party at its address as follows:

                 Seller:          Weberg Enterprises, Inc.
                                  422 Wembley Court
                                  Colorado Springs, Colorado 80906
                                  Fax (719) 576-5139

                                  with a copy to

                                  Lawrence A. Hecox
                                  Anderson, Dude, Pifher & Lebel, P.C.
                                  104 South Cascade
                                  Suite 204
                                  Colorado Springs, CO 80903
                                  Fax (719) 632-5452

                 Buyer:           Rhodes, Inc.
                                  4370 Peachtree St., N.E.
                                  Atlanta, Georgia 30319
                                  Fax: (404) 264-4781
                                  Attention: Mr. Joel Lanham

                                  with copy to

                                  King & Spalding
                                  120 West 45th Street
                                  New York, New York  10036
                                  Fax: (212) 556-2222
                                  Attention:  E. William Bates, II

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or mailed, whichever occurs first.

         12.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         12.6 FURTHER ASSISTANCE. From time to time (whether at or after the Closing) Seller and Buyer shall execute and deliver such further instruments of conveyance and transfer or take such other action as either party may reasonable require in order to more effectively convey and transfer to Buyer the Property.

         12.7 COSTS. Each party shall bear its own expenses and costs incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, subject to the rights of the parties to include such expenses and costs in any claim for damages sustained as a result of a breach of this Agreement.

         12.8 NO ASSIGNMENT. This Agreement is not assignable by either party without the written consent of the other. Nothing in this Agreement is intended to confer, expressly or by implication, upon any person who is not a party, or successor or assign to a party, any rights or remedies under or by reason of this Agreement.

         12.9 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated between them and, except as otherwise provided, supersedes all previous negotiations, commitments and writings.

         12.10 ALTERATION. No alteration, modification or change of this Agreement shall be valid unless made in writing and executed by the parties hereto.

         12.11 NO WAIVER. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any right, power or privilege shall preclude the further or full exercise thereof.

         12.12 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.13 PUBLIC DISCLOSURE. Except as required by law, neither of the parties hereto shall make any disclosure to third parties except accountants, attorneys or other professional persons employed to assist in this transaction, nor otherwise make any public statements or releases concerning this Agreement or the transaction contemplated hereby except for such written information as shall have been approved in writing as to form and content by each of the parties hereto, said approval shall not be unreasonably withheld.

         12.14 DEFAULT/REMEDIES. In the event that Buyer shall breach this Agreements by failure to pay the sums required herein, and Seller shall not have breached any of its representations, warranties, covenants or obligations, the Seller, upon 5 days written notice to Buyer, shall have the right to terminate this Agreement, seek specific enforcement, damages or such other relief as it may elect, including to declare the entire unpaid balance immediately due and payable, retake possession of all property transferred by this Agreement, or any one or more of the above, and shall have the right and option to bring any action at law or equity to enforce the terms of this Agreement, and seek restitution or damages, if said sum is not paid within five
(5) days of Buyer's receipt of a notice to that effect sent by Seller.

In the event that either party shall otherwise substantially fail to comply with the terms, conditions, warranties, or representations of this Agreement, excluding the timely payment of sums as referred to in the paragraph immediately above, and said failure to comply is not cured within thirty (30) days of written notice by one party to the other setting forth said failure to comply, or if either party shall be adjudicated bankrupt or if any proceeding against either seeking any reorganization, arrangement, liquidation, dissolution, or other similar relief under the present or any future federal bankruptcy code shall remain undismissed or unstayed for an aggregate of sixty
(60) days after the commencement thereof; or if any Trustee receiver or liquidator of either party shall be appointed without consent or acquiescence of that party, or such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days, then in such event, a default may be declared by the party not in breach etc., in written notice to the other, and the non-breaching party may declare the entire unpaid balance due hereunder immediately due and payable, retake possession of all property transferred by this Agreement, or any one or more of the above, and shall have the right and option to bring an action at law or equity to enforce the terms of this Agreement, and seek restitution, damages and specific performance.

AGREED TO AND ACCEPTED on this 7th day of October, 1995.

WEBERG ENTERPRISES, INC.


By: /s/ John Weberg
   ----------------------------
Its:   C.E.O.
    ---------------------------





 /s/ John P. Weberg
-------------------------------
John P. Weberg





RHODES, INC.


By: Irwin Lowenstein
   ----------------------------
Its:   C.E.O.
-------------------------------

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         This First Amendment to Asset Purchase Agreement ("First Amendment") is between Weberg Enterprises, Inc., a Delaware corporation ("Weberg"), John P. Weberg, an individual ("Shareholder") and Rhodes, Inc., a Georgia corporation ("Rhodes"), and is dated for reference October 31, 1995.

Recitals:

         The parties to this First Amendment entered into an Asset Purchase Agreement ("Agreement") on October 2, 1995.

         This First Amendment is intended to amend the Agreement in the following particulars only.

         NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Sections 3 and 4 of the Agreement are amended to provide that the following third party leases shall be conveyed to Rhodes in the form of subleases; the approvals of the landlords for assignment having been sought and not been forthcoming on a timely basis. Complete and accurate copies of such subleases are attached hereto as Attachments A-l and A-2. Weberg and Shareholder shall use their best efforts to assure Rhodes quiet enjoyment and possession pursuant to the terms of such subleases:

         a. Austin Warehouse

         b. Seguin Showroom

2.       Section 5 is amended to add the following:

         SALARIED EMPLOYEES OF WEBERG WHO HAVE EARNED SEVERANCE PAY AND WHO ELECT TO BECOME EMPLOYED BY RHODES SHALL BE CREDITED BY RHODES WITH SEVERANCE PAY ENTITLEMENT EARNED WHILE EMPLOYED BY WEBERG. IN THE EVENT THE EMPLOYMENT OF ANY SUCH SALARIED EMPLOYEE SHALL THEREWITH TERMINATE OR BE TERMINATED WITHIN THE FIRST YEAR NEXT FOLLOWING CLOSING, WEBERG SHALL REIMBURSE RHODES FOR ALL MONIES PAID TO SUCH EMPLOYEE FOR SEVERANCE PAY EARNED WHILE HE OR SHE WAS EMPLOYED BY WEBERG.

3. Section 11.2(a) of the Agreement is amended to provide that conveyance of inventory at closing on October 31, 1995 shall be by Bill of Sale with summary of inventory attached. At the post closing adjustment provided for in
Section 11.5 of the Agreement, the inventory bill of sale shall be amended to have attached a computer printout of all inventory purchased.

4.       The following Section 11.4.3 is added:

         WEBERG GRANTS TO RHODES THE RIGHT TO PROCEED IN ITS NAME, PLACE AND STEAD TO COMPLETE FINANCING PREVIOUSLY APPROVED BY HRSI, N.A. ON CONTRACTS WRITTEN FOR SALE TO CUSTOMERS

         (AND PURCHASED BY RHODES HEREUNDER) WITH RESPECT TO MERCHANDISE NOT DELIVERED AS OF DATE OF CLOSING.

5.       Section 12.1 is amended to read as follows:

         ALL STATEMENTS CONTAINED IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY OR ON BEHALF OF EITHER PARTY PURSUANT HERETO OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE DEEMED REPRESENTATIONS AND WARRANTIES HEREUNDER AND SHALL SURVIVE THE CLOSING.

6. Schedule 3.2.1 is amended to revise the following (i) Section 7.5 on page six to delete the phrase "insurable value" in the fourth line thereof and to replace it with the phrase "replacement value," and (ii) to add at the end of Section 7.7 thereof the sentence: "All insurance policies shall be endorsed to reflect that the insurer has waived its right of subrogation."

7.       Schedule 4.1.2 is amended to delete:

         MERCHANT AGREEMENT dated 9/19/90 and MERCHANDISE FINANCING AGREEMENT dated 9/2/81, as amended, with HRSI, N.A. for credit services.

         INDUSTRY TRACK AGREEMENT dated 3/4/94 with Union Pacific Railroad Company for DDC rail spur.

         DERMURRAGE AVERAGE AGREEMENT dated 10/7/93 with Burlington Northern Railroad Company for rail service demurrage.

8. Except for the specific provisions set forth above, the Agreement is ratified and confirmed in all other respects.

9. In the event the provisions of this First Amendment shall be in conflict with any provision of the Agreement, the provisions of this First Amendment shall control.

                                      Weberg Enterprises, Inc.


                                      by:  /s/ John P. Weberg
                                          -----------------------
                                           John P. Weberg
                                           Chief Executive Officer



                                       /s/ John P. Weberg
                                      ---------------------------
                                           John P. Weberg


                                      Rhodes, Inc.


                                      by: /s/ J.H. Dugan
                                         ------------------------
                                           Authorized Agent
                                           Senior V.P.





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